Exhibit 99.1

Dorman Products, Inc. Reports Second Quarter Results

Highlights:

•	Record net sales of $310.6 million, up 33% as compared to $233.2 million in Q2 2020.
•	Diluted earnings per share (“EPS”) of $0.99, compared to $0.43 in Q2 2020.
•	Adjusted diluted EPS* of $1.10, compared to $0.47 in Q2 2020.
•	Dayton Parts acquisition on track to close in the second half of 2021.

COLMAR, PA (July 26, 2021) – Dorman Products, Inc. (the “Company” or “Dorman”) (NASDAQ:DORM), a leading supplier in the automotive aftermarket industry, today announced its financial results for the second quarter ended June 26, 2021.

Second Quarter Financial Results

The Company reported record quarterly net sales in the second quarter of 2021 of $310.6 million, up 33% as compared to net sales of $233.2 million in the second quarter of 2020, reflecting the continued re-opening of the economy as well as solid underlying demand for our products. More specifically, our sales performance during the quarter was all organic with growth across all of our channels. The absence of the government imposed shut-downs that negatively impacted the Company’s prior year quarter was a significant contributor to the year-over-year growth. On a sequential basis, we experienced 8% net sales growth over the first quarter of 2021.

Gross profit was $110.1 million in the second quarter of 2021, or 35.5% of net sales, compared to $79.1 million, or 33.9% of net sales for the same quarter last year. Adjusted gross margin* was 35.5% in the second quarter of 2021 compared to 34.1% in the same quarter last year. Gross margin expansion was driven by fixed cost leverage from higher sales volumes and improved efficiencies as we continue to drive productivity savings in our end-to-end supply chain processes. Additionally, the Company benefitted from the absence of out-of-pocket costs incurred due to the COVID-19 pandemic in the prior year quarter. These benefits were partially offset by significantly higher freight costs in the second quarter of 2021 due to global transportation and logistics constraints, which we believe are transitory.

Selling, general and administrative (“SG&A”) expenses were $69.5 million, or 22.4% of net sales, in the second quarter of 2021 compared to $61.5 million, or 26.4% of net sales, in the same quarter last year. Adjusted SG&A expenses* were $64.7 million, or 20.8% of net sales, in the second quarter of 2021 compared to $60.3 million, or 25.9% of net sales, in the same quarter last year. Approximately 430 basis points of the decrease in SG&A as a percentage of net sales was due to the significant operating leverage from the $77 million increase in net sales in the second quarter of 2021 as compared to the second quarter of 2020. Additionally, the Company saw benefits to SG&A as a percentage of net sales from the absence of out-of-pocket costs related to the COVID-19 pandemic incurred in the prior year quarter, as well as continued operational efficiencies. These benefits were partially offset by wage and benefits inflation in the second quarter of 2021 as compared to the prior year quarter.

Income tax expense was $9.1 million in the second quarter of 2021, or 22.3% of income before income taxes, compared to $3.4 million, or 19.9% of income before income taxes, recorded in the same quarter last year. The lower effective tax rate in the prior year quarter was the result of lower state tax expense and a nontaxable book gain associated with an acquisition.

Net income for the second quarter of 2021 was $31.6 million, or $0.99 per diluted share, compared to $13.9 million, or $0.43 per diluted share, in the prior year quarter. Adjusted net income* in the second quarter was $35.3 million, or $1.10 per diluted share, compared to $15.2 million, or $0.47 per diluted share, in the prior year quarter.

Kevin Olsen, Dorman’s President and Chief Executive Officer, stated, “I am proud to report another solid quarter for Dorman, enabled by strong end market fundamentals and execution in a very challenging environment. We saw year-over-year and sequential growth across all of our sales channels, driving yet another record quarterly sales performance. Despite continued industry-wide logistical pressures on the global supply chain network that resulted in significantly higher freight and material inflation costs and impacted fulfillment levels, Dorman’s diversified supply chain and broad supplier network performed well under the circumstances. Also, our focus on driving productivity improvements in this challenging environment continued to bear fruit and resulted in gross margin expansion year over year. Additionally, we continued to deliver new and innovative solutions to the automotive aftermarket, highlighted by our recent product launches which included many new complex electronic solutions such as cruise control distance sensors, blind spot detection modules and other advanced driver assistance system (ADAS) products. Our Heavy Duty business also experienced strong growth delivering 43% sales growth over last year and 20% sales growth sequentially over the first quarter. We are very excited about our recently announced agreement to purchase Dayton Parts, which will be the largest acquisition in the Company’s history that we believe will provide a scaled platform to accelerate growth in the heavy-duty segment. I would like to thank all of Dorman’s Contributors whose commitment and dedication helped achieve these milestones for the quarter and continue to demonstrate our ability to deliver long-term value for our customers and shareholders alike.”

2021 Guidance

The Company confirms its previously issued 2021 guidance, which excludes any impact from the pending Dayton Parts acquisition. Dorman expects the Dayton Parts acquisition to close in the second half of 2021, at which time the Company expects to update its 2021 guidance.

Mr. Olsen continued, “While transitory costs and inflationary pressures continue to drive heightened volatility in our operating environment, we are maintaining our outlook, which reflects our expectations for our performance given our results to date, visibility into the remainder of the year and our belief that the automotive aftermarket industry dynamics will remain strong throughout the remainder of 2021. We anticipate that freight and material inflation costs will be a headwind to the Company throughout the year, and we have actions in place to help offset these impacts. Additionally, our balance sheet and liquidity remain strong, and we are well-positioned to continue to execute on our strategic priorities.”

Share Repurchases

Dorman repurchased 265,889 shares of its common stock for $27.2 million at an average share price of $102.19 during the quarter ended June 26, 2021. The Company has $176.2 million remaining under its current share repurchase authorization.

About Dorman Products

At Dorman, we give repair professionals and vehicle owners greater freedom to fix cars and trucks by focusing on solutions first. For over 100 years, we have been one of the automotive aftermarket’s pioneering problem solvers, releasing tens of thousands of replacement products engineered to save time and money and increase convenience and reliability.

Founded and headquartered in the United States, we are a global organization offering more than 81,000 distinct parts, covering both light-duty and heavy-duty vehicles, from chassis to body, from underhood to undercar, and from hardware to complex electronics. See our full offering and learn more at DormanProducts.com.

*Non-GAAP Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings release also contains non-GAAP financial measures. The reasons why we believe these measures provide useful information to investors and a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these non-GAAP measures are included in the supplemental schedules attached.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to the acquisition of Dayton Parts, the COVID-19 pandemic, net sales, diluted and adjusted diluted earnings per share, gross profit, gross margin, adjusted gross margin, SG&A, adjusted SG&A, income tax expense, income before income taxes, net income, cash and cash equivalents, indebtedness, liquidity, the Company’s share repurchase program, the Company’s outlook and distribution facility costs and productivity initiatives. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should,” “will” and “likely” and similar expressions identify forward-looking statements. However, the absence of these words does not mean the statements are not forward-looking. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors (many of which are outside of our control) which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These risks, uncertainties and other factors include, but are not limited to: (i) the age, condition and number of vehicles that need servicing; (ii) competition in the automotive aftermarket industry; (iii) the loss or decrease in sales among one of our top customers; (iv) price competition; (v) limited customer shelf space; (vi) customer consolidation; (vii) widespread public health epidemics, including COVID-19; (viii) failure to maintain sufficient inventory or anticipate changes in customer demand; (ix) excess overstock inventory-related returns; (x) the inability to purchase raw materials, components and other items from our suppliers; (xi) the availability and cost of third-party transportation providers; (xii) reliance on new product development; (xiii) changes in, or restrictions on access to, automotive technology; (xiv) quality problems with our products; (xv) inability to protect our intellectual property; (xvi) claims of intellectual property infringement; (xvii) failure to maintain the value of our brands; (xviii) cyber-attacks; (xix) foreign currency fluctuations and dependence on foreign suppliers; (xx) exposure to risks related to accounts receivable; (xxi) changes in U.S. trade policy, including the imposition of tariffs; (xxii) the level of our indebtedness; (xxiii) risks related to accounts receivable sales agreements; (xxiv) the phaseout of LIBOR or the impact of the imposition of a new reference rate; (xxv) our executive chairman and his family owning a significant portion of the Company; (xxvi) unfavorable economic conditions; (xxvii) quarterly fluctuations and disruptions from events beyond our control; (xxviii) unfavorable results of legal proceedings; (xxix) volatility in the market price of our common stock and potential securities class action litigation; (xxx) losing the services of our executive officers or other highly qualified and experienced Contributors; (xxxi) the inability to identify suitable acquisition candidates, complete acquisitions or integrate acquisitions successfully; (xxxii) changes in tax laws; (xxxiii) global climate change and related regulations; (xxxiv) violations of anti-bribery laws; and (xxxv) import and export control and economic sanctions laws and regulations. In addition, there are a number of risks, uncertainties and other factors relating to the proposed acquisition of Dayton Parts that could affect our actual results, including, but not limited to: (i) the proposed transaction may not be completed, or completed within the expected timeframe; (ii) costs relating to the proposed transaction may be greater than expected; (iii) the possibility that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval in connection with the proposed transaction; (iv) anticipated tax benefits may not be achieved by the Company; (v) problems may arise in integrating the businesses of the two companies and the integration may not be successful; (vi) the combined companies may be unable to achieve any anticipated synergies or any benefits of the transaction may take longer to realize than expected; (vii) the businesses of one or both companies may suffer as a result of uncertainties surrounding the proposed transaction, including disruption of relationships with customers, employees, suppliers or dealers; (viii) the combined companies may not perform as expected following the closing; (ix) the failure to enter into a new $600 million revolving credit facility or to repay any borrowings thereunder; and (x) other risks beyond the control of either party. Should one or more of any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. For additional information concerning factors that could cause actual results to differ materially from the information contained in this press release, reference is made to the information in Part I, “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 26, 2020, the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 27, 2021 and the Company’s other filings with the U.S. Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release, including but not limited to any situation where any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

Investor Relations Contact

David Hession, SVP and Chief Financial Officer

dhession@dormanproducts.com

(215) 997-1800

Visit our website at www.dormanproducts.com. The Investor Relations section of the website contains a significant amount of information about Dorman, including financial and other information for investors. Dorman encourages investors to visit its website periodically to view new and updated information.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per-share amounts)

	Three Months Ended		Three Months Ended
(unaudited)	06/26/21	Pct.*	06/27/20	Pct. *
Net sales	$310,635	100.0	$233,182	100.0
Cost of goods sold	200,510	64.5	154,034	66.1
Gross profit	110,125	35.5	79,148	33.9
Selling, general and administrative expenses	69,517	22.4	61,525	26.4
Income from operations	40,608	13.1	17,623	7.6
Other income (expense), net	90	0.0	(297)	(0.1)
Income before income taxes	40,698	13.1	17,326	7.4
Provision for income taxes	9,080	2.9	3,441	1.5
Net income	$31,618	10.2	$13,885	6.0

Diluted earnings per share	$0.99		$0.43

Weighted average diluted shares outstanding	32,089		32,338

	Six Months Ended		Six Months Ended
(unaudited)	06/26/21	Pct.*	06/27/20	Pct. *
Net sales	$598,647	100.0	$490,912	100.0
Cost of goods sold	384,002	64.1	326,967	66.6
Gross profit	214,645	35.9	163,945	33.4
Selling, general and administrative expenses	132,386	22.1	121,260	24.7
Income from operations	82,259	13.7	42,685	8.7
Other income (expense), net	54	0.0	2,334	0.5
Income before income taxes	82,313	13.7	45,019	9.2
Provision for income taxes	17,965	3.0	8,359	1.7
Net income	$64,348	10.7	$36,660	7.5

Diluted earnings per share	$2.00		$1.13

Weighted average diluted shares outstanding	32,136		32,388

* Percentage of sales. Data may not add due to rounding.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except share data)

(unaudited)	06/26/21	12/26/20
Assets
Current assets:
Cash and cash equivalents	$155,539	$155,576
Accounts receivable, less allowance for doubtful accounts of $1,220 and $1,260, respectively	446,242	460,878
Inventories	356,759	298,719
Prepaids and other current assets	16,069	7,758
Total current assets	974,609	922,931
Property, plant and equipment, net	88,164	91,009
Operating lease right-of-use assets	38,295	39,002
Goodwill	91,080	91,080
Intangible assets, net of accumulated amortization of $10,886 and $9,194, respectively	23,513	25,207
Deferred tax asset, net	12,396	12,450
Other assets	41,420	38,982
Total assets	$1,269,477	$1,220,661
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$126,463	$117,878
Accrued compensation	12,634	19,711
Accrued customer rebates and returns	165,577	155,751
Other accrued liabilities	27,854	29,305
Total current liabilities	332,528	322,645
Long-term operating lease liabilities	35,950	37,083
Other long-term liabilities	4,462	3,555
Deferred tax liabilities, net	3,552	3,819
Commitments and contingencies
Shareholders' equity:
Common stock, $0.01 par value; 50,000,000 shares authorized; 31,891,890 and 32,168,740 shares issued and outstanding in 2021 and 2020, respectively	319	322
Additional paid-in capital	71,947	64,085
Retained earnings	820,719	789,152
Total shareholders' equity	892,985	853,559
Total liabilities and shareholders' equity	$1,269,477	$1,220,661

Selected Cash Flow Information (unaudited):

	Three Months Ended		Six Months Ended
(in thousands)	06/26/21	06/27/20	06/26/21	06/27/20
Cash provided by operating activities	$18,067	$200,811	$39,087	$219,401
Depreciation, amortization and accretion	$9,583	$7,539	$16,850	$15,035
Capital expenditures	$3,946	$3,638	$10,153	$7,143

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures

(in thousands, except per-share amounts)

Our financial results include certain financial measures not derived in accordance with generally accepted accounting principles (GAAP). Non-GAAP financial measures should not be used as a substitute for GAAP measures, or considered in isolation, for the purpose of analyzing our operating performance, financial position or cash flows. Additionally, these non-GAAP measures may not be comparable to similarly titled measures reported by other companies. However, we have presented these non-GAAP financial measures because we believe this presentation, when reconciled to the corresponding GAAP measure, provides useful information to investors by offering additional ways of viewing our results, profitability trends, and underlying growth relative to prior and future periods and to our peers. Management uses these non-GAAP financial measures in making financial, operating, and planning decisions and in evaluating our performance. Non-GAAP financial measures may reflect adjustments for charges such as fair value adjustments, amortization, transaction costs, severance, accelerated depreciation, and other similar expenses related to acquisitions as well as other items that we believe are not related to our ongoing performance.

Adjusted Net Income:

	Three Months Ended		Six Months Ended
(unaudited)	06/26/21*	06/27/20*	06/26/21*	06/27/20*
Net income (GAAP)	$31,618	$13,885	$64,348	$36,660
Pretax acquisition-related intangible assets amortization [1]	801	801	1,602	1,602
Pretax acquisition-related transaction and other costs [2]	3,974	862	4,075	1,777
Pretax gain on equity method investment [3]	—	—	—	(2,498)
Tax adjustment (related to above items) [4]	(1,107)	(391)	(1,331)	(239)
Tax benefit for reversal of deferred tax liability for equity method investment [5]	—	—	—	(813)
Adjusted net income (Non-GAAP)	$35,286	$15,157	$68,694	$36,489

Diluted earnings per share (GAAP)	$0.99	$0.43	$2.00	$1.13
Pretax acquisition-related intangible assets amortization [1]	0.02	0.02	0.05	0.05
Pretax acquisition-related transaction and other costs [2]	0.12	0.03	0.13	0.06
Pretax gain on equity method investment [3]	—	—	—	(0.08)
Tax adjustment (related to above items) [4]	(0.03)	(0.01)	(0.04)	(0.01)
Tax benefit for reversal of deferred tax liability for equity method investment [5]	—	—	—	(0.03)
Adjusted diluted earnings per share (Non-GAAP)	$1.10	$0.47	$2.14	$1.13

Weighted average diluted shares outstanding	32,089	32,338	32,136	32,388

* Amounts may not add due to rounding.

See accompanying notes at the end of this supplemental schedule.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures

(in thousands, except per-share amounts)

Adjusted Gross Profit:

	Three Months Ended		Three Months Ended
(unaudited)	06/26/21	Pct.**	06/27/20	Pct.**
Gross profit (GAAP)	$110,125	35.5	$79,148	33.9
Pretax acquisition-related transaction and other costs [2]	5	0.0	450	0.2
Adjusted gross profit (Non-GAAP)	$110,130	35.5	$79,598	34.1

Net sales	$310,635		$233,182

	Six Months Ended		Six Months Ended
(unaudited)	06/26/21	Pct.**	06/27/20	Pct.**
Gross profit (GAAP)	$214,645	35.9	$163,945	33.4
Pretax acquisition-related transaction and other costs [2]	10	0.0	796	0.2
Adjusted gross profit (Non-GAAP)	$214,655	35.9	$164,741	33.6

Net sales	$598,647		$490,912

Adjusted SG&A Expenses:

	Three Months Ended		Three Months Ended
(unaudited)	06/26/21	Pct.**	06/27/20	Pct.**
SG&A expenses (GAAP)	$69,517	22.4	$61,525	26.4
Pretax acquisition-related intangible assets amortization [1]	(801)	(0.3)	(801)	(0.3)
Pretax acquisition-related transaction and other costs [2]	(3,968)	(1.3)	(412)	(0.2)
Adjusted SG&A expenses (Non-GAAP)	$64,748	20.8	$60,312	25.9

Net sales	$310,635		$233,182

	Six Months Ended		Six Months Ended
(unaudited)	06/26/21	Pct.**	06/27/20	Pct.**
SG&A expenses (GAAP)	$132,386	22.1	$121,260	24.7
Pretax acquisition-related intangible assets amortization [1]	(1,602)	(0.3)	(1,602)	(0.3)
Pretax acquisition-related transaction and other costs [2]	(4,064)	(0.7)	(981)	(0.2)
Adjusted SG&A expenses (Non-GAAP)	$126,720	21.2	$118,677	24.2

Net sales	$598,647		$490,912

Adjusted Other Income (Expense):

	Three Months Ended		Three Months Ended
(unaudited)	06/26/21	Pct.**	06/27/20	Pct.**
Other income (expense) (GAAP)	$90	0.0	$(297)	(0.1)
Gain on equity method investment [3]	—	—	—	—
Adjusted other income (expense) (Non-GAAP)	$90	0.0	$(297)	(0.1)

Net sales	$310,635		$233,182

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures

(in thousands, except per-share amounts)

	Six Months Ended		Six Months Ended
(unaudited)	06/26/21	Pct.**	06/27/20	Pct.**
Other income (expense) (GAAP)	$54	0.0	$2,334	0.5
Gain on equity method investment [3]	—	—	(2,498)	(0.5)
Adjusted other income (expense) (Non-GAAP)	$54	0.0	$(164)	(0.0)

Net sales	$598,647		$490,912

* *Percentage of sales. Data may not add due to rounding.

[1] – Pretax acquisition-related intangible asset amortization results from allocating the purchase price of acquisitions to the acquired tangible and intangible assets of the acquired business and recognizing the cost of the intangible asset over the period of benefit. Such costs were $0.8 million pretax (or $0.6 million after tax) during the three months ended June 26, 2021 and $1.6 million pretax (or $1.2 million after tax) during the six months ended June 26, 2021 and were included in selling, general and administrative expenses. Such costs were $0.8 million pretax (or $0.6 million after tax) during the three months ended June 27, 2020, and $1.6 million pretax (or $1.2 million after tax) during the six months ended June 27, 2020 and were included in selling, general and administrative expenses.

[2] – Pretax acquisition-related transaction and other costs include costs incurred to complete and integrate acquisitions, adjustments to contingent consideration obligations, inventory fair value adjustments and facility consolidation expenses. During the three months and six months ended June 26, 2021, we incurred charges included in selling, general and administrative expenses to complete and integrate acquisitions of $4.0 million pretax (or $3.1 million after tax) and $4.1 million pretax (or $3.1 million after tax), respectively.

During the three months and six months ended June 27, 2020, we incurred charges included in cost of goods sold for integration costs, severance, other facility consolidation expenses, inventory fair value adjustments and inventory transfer costs of $0.5 million pretax (or $0.3 million after tax) and $0.8 million pretax (or $0.6 million after tax), respectively. During the three months and six months ended June 27, 2020, we incurred charges included in selling, general and administrative expenses, net of charges to complete and integrate acquisitions as well as accretion expenses related to contingent consideration obligations of $0.4 million pretax (or $0.3 million after tax) and $1.0 million pretax (or $0.8 million after tax), respectively.

[3] – Pretax gain on equity method investment results from the acquisition of the remaining outstanding shares of a previously unconsolidated entity. The estimated fair value of the net assets acquired was more than the carry value of our prior investment in the entity. Such gain was $2.5 million pretax (or $1.9 million after tax) during the six months ended June 27, 2020 and was included in other income (expense), net.

[4] – Tax adjustments represent the aggregate tax effect of all non-GAAP adjustments reflected in the table above, and totaled $(1.1) million and $(1.3) million during the three months and six months ended June 26, 2021, respectively, and $(0.4) million and $(0.2) million during the three months and six months ended June 27, 2020, respectively. Such items are estimated by applying our statutory tax rate to the pretax amount.

[5] – Tax benefit represents a reversal of a deferred tax liability related to an equity method investment which was converted to a consolidated subsidiary upon acquisition of the controlling interest. The benefit was $0.8 million during the six months ended June 27, 2020.